Exhibit (i.4)

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, WI 53202

Phone (414) 273-3500 Fax (414) 273-5198

June 28, 2004

Baird Funds, Inc.

777 E. Wisconsin Avenue

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion for the Baird MidCap Fund dated December 28, 2000 and our opinion for the Baird Horizon Growth, Baird Intermediate Bond, Baird Core Bond, Baird Aggregate Bond, Baird Short-Term Bond and Baird Intermediate Municipal Bond Funds dated April 27, 2001.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.